Exhibit 15

August 10, 2026

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE JUNE 30, 2026 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated August 10, 2026, on our reviews of the interim financial information of TrustCo Bank Corp NY as of June 30, 2026 and for the three and six-month periods ended June 30, 2026 and 2025, included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2026, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (333-272169), Form S-8 (333-296163) and Form S-3 (333-296164). Pursuant to Rule 436(c) under the Securities Act of 1933, such report should not be considered a part of such Registration Statements, and is not a report within the meaning of Sections 7 and 11 of that Act.

Yours very truly,

/s/ Crowe LLP